UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)

                   Under the Securities Exchange Act of 1934*

                            Stone Energy Corporation
                            ------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    861642106
                                    ---------
                                 (CUSIP Number)


                                December 31, 2006
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)


  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                          ---------------------
CUSIP No. 861642106                        13G             Page 2 of 7 Pages
---------------------------------                          ---------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Touradji Capital Management, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) |X|
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED           0
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA, PN
---------- ---------------------------------------------------------------------

---------------------------------                          ---------------------
CUSIP No. 861642106                        13G             Page 2 of 7 Pages
---------------------------------                          ---------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Paul Touradji
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) |X|
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED           0
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

This Amendment No. 1 to the Schedule 13G (this "Amendment No. 1") is being filed with respect to the Common Stock of Stone Energy Corporation, a company organized under the laws of Delaware (the "Company"), to amend the Schedule 13G filed on April 3, 2006 (the "Schedule 13G"). This Amendment No. 1 is being filed in connection with the annual requirement to report changes in beneficial ownership not otherwise reported. Further, this Amendment No. 1 reports beneficial ownership of less than 5% of the total outstanding Common Stock of the Company. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4             Ownership:
                   ---------

Item 4 of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

The beneficial ownership of Common Stock by the Reporting Persons, as of the date hereof, is as follows:


                    Touradji Capital Management, LP
                    -------------------------------

                    (a) Amount beneficially owned: 0.
                    (b) Percent of class: 0%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total of 6,965,745 shares of Common Stock issued and outstanding as of September 30, 2006 as reflected in the Company's Report of a Foreign Issuer on Form 6-K filed on November 1, 2006.
                    (c)   Number of shares as to which such person has:
                    (i)   Sole power to vote or direct the vote: 0
                    (ii)  Shared power to vote or direct the vote: 0
                    (iii) Sole power to dispose or direct the disposition: 0
                    (iv)  Shared power to dispose or direct the disposition: 0

                    Paul Touradji
                    -------------

                    (a) Amount beneficially owned: 0.
                    (b) Percent of class: 0%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total of 6,965,745 shares of Common Stock issued and outstanding as of September 30, 2006 as reflected in the Company's Report of a Foreign Issuer on Form 6-K filed on November 1, 2006.
                    (c)   Number of shares as to which such person has:
                    (i)   Sole power to vote or direct the vote: 0
                    (ii)  Shared power to vote or direct the vote: 0
                    (iii) Sole power to dispose or direct the disposition: 0
                    (iv)  Shared power to dispose or direct the disposition: 0

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


Item 10             Certification:
                    -------------

                    Each of the Reporting Persons hereby makes the following certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007


                          TOURADJI CAPITAL MANAGEMENT, LP
                          By: Touradji Capital GP, LLC, its general partner

                          By: Paul Touradji, Managing Member


                          By: /s/ Thomas S. Dwan
                              --------------------------------------------------
                              Name:     Thomas S. Dwan
                              Title:    Attorney-in-fact



                          PAUL TOURADJI


                          By: /s/ Thomas S. Dwan
                              --------------------------------------------------
                              Name:     Thomas S. Dwan
                              Title:    Attorney-in-fact





               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                                 WITH RESPECT TO
                            STONE ENERGY CORPORATION]

                                  EXHIBIT INDEX
                                  -------------

Exhibit 99.1: Joint Filing Agreement, dated February 14, 2007, by and among Touradji Capital Management, LP and Mr. Paul Touradji.